Exhibit 21

                             SOLITRON DEVICES, INC.
                         SUBSIDIARIES OF THE REGISTRANT

                           Percentage of Voting
                             Securities Owned          State of        Active
                              by Registrant         Incorporation     Division
                           --------------------     -------------     --------
Registrant:

Solitron Devices, Inc.                                 Delaware           *

Subsidiaries of Registrant:

Solitron Specialty Products, Inc.    100               Delaware
Array Devices, Inc.                  100               California
Solidev International
 Sales Corporation                   100               New York
Solitron International, Inc.         100               Virgin Islands
Solidev Warenvertriebs GmbH          100               Germany

All subsidiaries are included in the consolidated financial statements: Solidev, Ltd. England, and Solidev (H.K.) Ltd., Hong Kong were dissolved. All unnamed subsidiaries and other affiliates when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. As none of them are active, no separate financial statements are submitted for any subsidiary.